Exhibit 10.12

INDEPENDENT DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (the “Agreement”) is made and entered into as of this 21st day of January 2022, by and between Virax Biolabs (Cayman) Limited, a Cayman Islands corporation (the “Company”), and Margaret E. Gilmour (Canada Passport No. AG43XXXX) (the “Independent Director”) and shall become effective on the closing date of the Company’s initial public offering (the “Effective Date”).

WHEREAS, the Company desires to engage the Independent Director, and the Independent Director desires to serve, as a non-employee director of the Company, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt of which is hereby acknowledged, the Company and the Independent Director, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

(a) “Corporate Status” describes the capacity of the Independent Director with respect to the Company and the services performed by the Independent Director in that capacity.

(b) “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

(c) “Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, including a proceeding initiated by the Independent Director pursuant to Section 12 of this Agreement to enforce the Independent Director’s rights hereunder.

(d) “Expenses” shall mean all reasonable fees, costs and expenses, approved by the Company in advance and reasonably incurred in connection with any Proceeding, including, without limitation, attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators, professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

(e) “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(f) “Parent” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities ending with the Company, if each of the corporations or entities, other than the Company, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

(g) “Subsidiary” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company, if each of the corporations or entities, other than the last corporation or entity in the unbroken chain, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

2. SERVICES OF INDEPENDENT DIRECTOR. While this Agreement is in effect, the Independent Director shall perform duties as an independent director and/or a member of the committees of the Board, be compensated for such and be reimbursed expenses in accordance with the Schedule A attached to this Agreement, subject to the following.

(a) The Independent Director will perform services as is consistent with Independent Director’s position with the Company, as required and authorized by the Articles of Association of the Company, and in accordance with high professional and ethical standards and all applicable laws and rules and regulations pertaining to the Independent Director’s performance hereunder, including without limitation, laws, rules and regulations relating to a public company.

(b) The Independent Director is solely responsible for taxes arising out of any compensation paid by the Company to the Independent Director under this Agreement. The Independent Director acknowledges and agrees that because he/she is not an employee of the Company, the Company will not withhold any amounts for taxes from any of his/her payments under the Agreement.

(c) The Company may offset any and all monies payable to the Independent Director to the extent of any monies owing to the Company from the Independent Director.

(d) The rules and regulations of the Company notified to the Independent Director, from time to time, apply to the Independent Director. Such rules and regulations are subject to change by the Company in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement control.

3. REQUIREMENTS OF INDEPENDENT DIRECTOR. During the term of the Independent Director’s services to the Company hereunder, Independent Director shall observe all applicable laws and regulations relating to independent directors of a public company as promulgated from time to time, and shall not: (1) be an employee of the Company or any Parent or Subsidiary; (2) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as a director and/or a member of a committee of the Board; (3) be an affiliated person of the Company or any Parent or Subsidiary, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in his/her capacity as a director and/or a member of a committee of the Board; (4) possess an interest in any transaction with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than in his/her capacity as a director and/or a member of a committee of the Board committees; (5) be engaged in a business relationship with the Company or any Parent or Subsidiary, for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the required beneficial interest therein shall be modified to be 5% hereby.

4. REPORT OBLIGATION. While this Agreement is in effect, the Independent Director shall immediately report to the Company in the event: (1) the Independent Director knows or has reason to know or should have known that any of the requirements specified in Section 3 hereof is not satisfied or is not going to be satisfied; and (2) the Independent Director simultaneously serves on an audit committee of any other public company.

5. TERM AND TERMINATION. This Agreement and the Independent Director’s services hereunder shall commence on the date hereof and terminate upon the earlier of the following:

(a) Removal of the Independent Director as a director of the Company, upon proper Board or stockholder action in accordance with the Articles of Association of the Company and applicable law;

(b) Resignation of the Independent Director as a director of the Company upon written notice to the Board of Directors of the Company;

(c) Disqualification of the Independent Director as a director of the Company in accordance with the Articles of Association of the Company;

(d) Termination of this Agreement by the Company, in the event any of the requirements specified in Section 3 hereof is not satisfied, as determined by the Company in its sole discretion; or

(e) Failure of the stockholders of the Company to re-elect the Independent Director at the Company’s annual shareholders’ meeting.

6. LIMITATION OF LIABILITY. In no event shall the Independent Director be individually liable to the Company or its shareholders for any damages for breach of fiduciary duty as an independent director of the Company, unless the Independent Director’s act or failure to act involves intentional misconduct, fraud, dishonesty or a knowing violation of law.

7. AGREEMENT OF INDEMNITY. The Company agrees to indemnify the Independent Director as follows:

(a) Subject to the exceptions contained in Section 8(a) below, if the Independent Director was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the Independent Director’s Corporate Status, the Independent Director shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Independent Director in connection with such Proceeding (referred to herein as “INDEMNIFIABLE EXPENSES” and “INDEMNIFIABLE LIABILITIES,” respectively, and collectively as “INDEMNIFIABLE AMOUNTS”).

(b) Subject to the exceptions contained in Section 8(b) below, if the Independent Director was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company, to procure a judgment in its favor by reason of the Independent Director’s Corporate Status, the Independent Director shall be indemnified by the Company against all Indemnifiable Expenses.

(c) For purposes of this Agreement, the Independent Director shall be deemed to have acted in good faith in conducting the Company’s affairs as an independent director of the Company and/or a member of a committee of the Board of the Company, if the Independent Director: (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent man would have exercised or used under the circumstances in the conduct of his/her own affairs; or (ii) took, or omitted to take, an action in reliance upon advise of counsels or other professional advisors for the Company, or upon statements made or information furnished by other directors, officers or employees of the Company, or upon a financial statement of the Company provided by a person in charge of its accounts or certified by a public accountant or a firm of public accountants, which the Independent Director had reasonable grounds to believe to be true.

8. EXCEPTIONS TO INDEMNIFICATION. Director shall be entitled to indemnification under Sections 7(a) and 7(b) above in all circumstances other than the following:

(a) If indemnification is requested under Section 7(a) and it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, (i) the Independent Director failed to act in good faith and in a manner the Independent Director reasonably believed to be in or not opposed to the best interests of the Company, (ii) the Independent Director had reasonable cause to believe that the Independent Director’s conduct was unlawful, or (iii) the Independent Director’s conduct constituted willful misconduct, fraud, dishonesty or knowing violation of law, then the Independent Director shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b) If indemnification is requested under Section 7(b) and

(i) it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, the Independent Director failed to act in good faith and in a manner the Independent Director reasonably believed to be in or not opposed to the best interests of the Company, including without limitation, the breach of Section 4 hereof by the Independent Director, the Independent Director shall not be entitled to payment of Indemnifiable Expenses hereunder; or

(ii) it has been adjudicated finally by a court or arbitral body of competent jurisdiction that the Independent Director is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the Independent Director received an improper benefit or improperly took advantage of a corporate opportunity, the Independent Director shall not be entitled to payment of Indemnifiable Expenses hereunder with respect to such claim, issue or matter.

9. WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that the Independent Director is, by reason of the Independent Director’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Independent Director shall be indemnified in connection therewith. If the Independent Director is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Independent Director against those Expenses reasonably incurred by the Independent Director or on the Independent Director’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this section, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

10. ADVANCES AND INTERIM EXPENSES. The Company may pay to the Independent Director all Indemnifiable Expenses incurred by the Independent Director in connection with any Proceeding, including a Proceeding by or in the right of the Company, in advance of the final disposition of such Proceeding, if the Independent Director furnishes the Company with a written undertaking, to the satisfaction of the Company, to repay the amount of such Indemnifiable Expenses advanced to the Independent Director in the event it is finally determined by a court or arbitral body of competent jurisdiction that the Independent Director is not entitled under this Agreement to indemnification with respect to such Indemnifiable Expenses.

11. PROCEDURE FOR PAYMENT OF INDEMNIFIABLE AMOUNTS. The Independent Director shall submit to the Company a written request specifying the Indemnifiable Amounts, for which the Independent Director seeks payment under Section 7 hereof and the Proceeding of which has been previously notified to the Company and approved by the Company for indemnification hereunder. At the request of the Company, the Independent Director shall furnish such documentation and information as are reasonably available to the Independent Director and necessary to establish that the Independent Director is entitled to indemnification hereunder. The Company shall pay such Indeminfiable Amounts within thirty (30) days of receipt of all required documents.

12. REMEDIES OF INDEPENDENT DIRECTOR.

(a) RIGHT TO PETITION COURT. In the event that the Independent Director makes a request for payment of Indemnifiable Amounts under Sections 7, 9-11 above, and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, the Independent Director may petition the appropriate judicial authority to enforce the Company’s obligations under this Agreement.

(b) BURDEN OF PROOF. In any judicial proceeding brought under Section 12 (a) above, the Company shall have the burden of proving that the Independent Director is not entitled to payment of Indemnifiable Amounts hereunder.

(c) EXPENSES. The Company agrees to reimburse the Independent Director in full for any Expenses incurred by the Independent Director in connection with investigating, preparing for, litigating, defending or settling any action brought by the Independent Director under Section 12 (a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith.

(d) VALIDITY OF AGREEMENT. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Section 12 (a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement.

(e) FAILURE TO ACT NOT A DEFENSE. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Section 12 (a) above.

13. PROCEEDINGS AGAINST COMPANY. Except as otherwise provided in this Agreement, the Independent Director shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by the Independent Director against the Company, any Entity which it controls, any director or officer thereof, or any third party, unless the Company has consented to the initiation of such Proceeding. This section shall not apply to counterclaims or affirmative defenses asserted by the Independent Director in an action brought against the Independent Director.

14. INSURANCE. The Company will obtain and maintain a policy or policies of director and officer liability insurance, of which the Independent Director will be named as an insured, providing the Independent Director with coverage for Indemnifiable Amounts and/or Indemnifiable Expenses in accordance with said insurance policy or policies (“D&O INSURANCE”); provided that:

(a) The Independent Director agrees that, while the Company has valid and effective D&O Insurance, and except as provided in (c) of this section, Sections 7-13 of this Agreement shall not apply, and the Company’s indemnification obligation to the Independent Director under this Agreement shall be deemed fulfilled by virtue of purchasing and maintaining such insurance policy or policies, in accordance with the terms and conditions thereof and subject to exclusions stated thereon. The Independent Director agrees that the Company shall have no obligation to challenge the decisions made by the insurance carrier(s) (“INSURANCE CARRIER”) relating to any claims made under such insurance policy or policies;

(b) The Independent Director agrees that the Company’s indemnification obligation to the Independent Director under (a) of this section shall be deemed discharged and terminated, in the event the Insurance Carrier refused payment for any Proceedings against the Independent Director due to the acts or omissions of the Independent Director;

(c) While the D&O Insurance is valid and effective, the Company agrees that it shall indemnify the Independent Director for the Indemnifiable Amounts and Indemnifiable Expenses, to the extent that any Proceedings are coverable by D&O Insurance, but in excess of the policy amount, in accordance with Sections 7-13 of this Agreement; and

(d) While the D&O Insurance is valid and effective, the Company agrees that it shall indemnify the Independent Director to the extent that the Independent Director has liability that would be part of the D&O Insurance deductible, if there is any; and

(e) While the D&O Insurance is valid and effective, this Section 14 states the entire and exclusive remedy of the Independent Director with respect to the indemnification obligation of the Company to the Independent Director under this Agreement.

15. SUBROGATION. In the event of any payment of Indemnifiable Amounts under this Agreement and/or the D&O Insurance, the Company or its Insurance Carrier, as the case may be, shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Independent Director against other persons, and the Independent Director shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

16. AUTHORITY. Each party has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by each party hereto:

17. SUCCESSORS AND ASSIGNMENT. This Agreement shall (a) be binding upon and inure to the benefit of all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) be binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of the Independent Director. The Independent Director has no power to assign this Agreement or any rights and obligations hereunder.

18. CHANGE IN LAW. To the extent that a change in applicable law (whether by statute or judicial decision) shall mandate broader or narrower indemnification than is provided hereunder, the Independent Director shall be subject to such broader or narrower indemnification and this Agreement shall be deemed to be amended to such extent.

19. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

20. MODIFICATIONS AND WAIVER. Except as provided in Section 18 hereof with respect to changes in applicable law which broaden or narrow the right of the Independent Director to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No delay in exercise or non-exercise by the Company of any right under this Agreement shall operate as a current or future waiver by it as to its same or different rights under this Agreement or otherwise.

21. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing in English and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged, or (c) if mailed by express mail with delivery confirmation with postage prepaid, on the 5th business day after the date on which it is so mailed:

If to Independent Director, to: 30 Roehampton Ave., Townhouse #10, Toronto, Ontario, Canada, M4P OB9

If to the Company, to: 30 Broadwick Street, London, W1F 8LX, United Kingdom.

Or to such other address as may have been furnished in the same manner by any party to the others.

22. GOVERNING LAW. This Agreement shall be governed by and construed and enforced under the state laws of New York.

23. AGREEMENT GOVERNS. This Agreement is to be deemed consistent wherever possible with relevant provisions of the Articles of Association of the Company; however, in the event of a conflict between this Agreement and such provisions, the provisions of this Agreement shall control.

24. INDEPENDENT CONTRACTOR. The parties understand, acknowledge and agree that the Independent Director’s relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between the Independent Director and the Company or as a commitment on the part of the Company to retain the Independent Director in any capacity, for any period of time or under any specific terms or conditions, or to continue the Independent Director’s service to the Company beyond any period.

25. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Independent Director with respect to the subject matter hereof, and supersedes all prior understandings and agreements with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Director Indemnification Agreement as of the day and year first above written.

AGREED	AGREED

Company:	Independent Director
Virax Biolabs (Cayman) Limited

Name: James Foster	Name: Margaret E. Gilmour
Title: Chief Executive Officer

SCHEDULE A

I POSITION:

INDEPENDENT DIRECTOR.

II. COMPENSATION:

FEES. For all services rendered by the Independent Director pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, attending all required meetings of the Board or applicable committees thereof, executive sessions of the independent directors, reviewing filing reports and other corporate documents as requested by the Company, providing comments and opinions as to business matters as requested by the Company, the Company agrees to pay to the Independent Director fees in accordance with the schedule set forth below:

The Company grants the Independent Director a stock option-based compensation of US$100,000 worth of Class A ordinary shares per annum, with the amount of such awards granted and the terms and conditions thereof to be determined from time to time by and in the sole discretion of the compensation committee of the Board.

EXPENSES. During the term of the Independent Director’s service as a director of the Company, the Company shall promptly reimburse the Independent Director for all expenses approved by the Company in advance and incurred by his/her in connection with attending (a) all meetings of the Board or applicable committees thereof, (b) executive sessions of the independent directors, and (c) stockholder meetings, as a director or a member of any committee of the Board, which are approved by the Company in advance. In addition, the Independent Director shall rely on the Company to arrange for all hotel accommodations in connection with any such meetings the Independent Director must attend. The amount of such expenses eligible for reimbursement by the Company during a calendar year shall not affect such expenses eligible for reimbursement by the Company in any other calendar year, and the reimbursement of any such eligible expenses shall be made promptly, usually within 10 business days, after the expense report and original receipts are submitted.

NO OTHER BENEFITS OR COMPENSATION. The Independent Director acknowledges and agrees that he/she is not granted and is not entitled to any other benefits or compensation from the Company for the services provided under this Agreement except expressly provided for in this Schedule A or as determined from time to time by the Company in its sole discretion.

AGREED	AGREED

Company:	Independent Director
Virax Biolabs (Cayman) Limited

Name: James Foster	Name: Margaret E. Gilmour
Title: Chief Executive Officer